Exhibit 99.1

Date:	January 3, 2005

Media Contact:	William H. Galligan	Phone:	816/983-1551

william.h.galligan@kcsr.com

KCS Names Arthur Shoener EVP and COO of the Company,

President & CEO of KCS’s U.S. Rail Holdings,

The Kansas City Southern Railway Company and Texas Mexican Railway Company;

Owen Zidar Named Vice President — Marketing

Kansas City Southern (KCS, or the Company) (NYSE: KSU) today announced that Arthur L. Shoener has been elected to the position of Executive Vice President and Chief Operating Officer of KCS and the positions of President and Chief Executive Officer of The Kansas City Southern Railway Company (KCSR) and The Texas-Mexican Railway (Tex-Mex). Shoener will report directly to Michael R. Haverty, who remains Chairman, President and CEO of KCS and Chairman of KCSR. Haverty has also been elected Chairman of Tex-Mex.

Shoener will be directly responsible for managing all of KCS rail holdings within the United States. As EVP and COO of the Company, Shoener will play an important advisory role in the oversight of TFM, S.A. de C.V. (TFM), which will become a subsidiary of the Company following completion of the recently announced acquisition, and the Panama Canal Railway Company (PCRC), which operates across the Isthmus of Panama.

Shoener began his distinguished career in the transportation industry in 1968 as a participant in the management training program at the Missouri Pacific Railroad Company. He subsequently held a variety of operations positions with the company and was serving as general manager of the eastern region in 1982 when the Missouri Pacific was acquired by the Union Pacific Railroad Company. His career continued to progress as he took positions of increased authority at Union Pacific. In 1991, he was named executive vice president of operations for the entire rail system. Shoener held that position until he left Union Pacific in 1997 and established a transportation consulting firm, which had domestic and international clients.

“We are fortunate to have someone of Art Shoener’s caliber join KCS,” stated Michael Haverty. “He is widely acknowledged to be one of the premier railroad operations professionals in the business. He comes to KCS at a crucial juncture in the Company’s history as we set out to significantly enlarge the scope of our operations in the U.S. and internationally. Art provides us with the expertise and management capabilities to ensure that KCS’ rail investments achieve and maintain the highest level of operational efficiency and customer service.”

“I welcome the challenge of joining what will be the fastest growing railroad system in North America,” said Art Shoener. “KCS has the opportunity to create something unique within the transportation industry, something no other railroad can duplicate. The opportunities are enormous. To succeed, all of KCS’ rail holdings must be operated at the highest level of efficiency, while at the same time we aggressively market our rail services to achieve top line growth. I look forward to working with the entire KCS team to attain the exceptional results that we know are possible.”

KCS also announced the appointment of Owen M. Zidar to the position of Vice President – Marketing. Zidar joins KCS from Pacer Global Logistics, where he served as regional vice president of sales. From 1980 to 2000, he was at Burlington Northern Santa Fe, where he served in a variety of functions which coordinated marketing and transportation functions.

“I am pleased to join KCS at such an important time, “ said Zidar. “I am especially excited about the extraordinary marketing and sales opportunities provided by the expansion of KCS’ rail system.”

KCS is also announcing the restructuring of the management at KCSR with the arrival of Mr. Shoener. Jerry Heavin, formerly Senior Vice President Operations, will assume the newly created position of Senior Vice President-International Engineering and will oversee the rail infrastructure needs for not only KCS’ U.S. rail holdings, but also its international affiliates. Heavin will report to Shoener. The U.S. transportation, mechanical, marketing and sales, and labor relations functions will report to Shoener as will purchasing and risk management.

“Jerry Heavin has done an outstanding job of improving KCSR’s rail operations over the past two and one-half years,” said Mike Haverty. “With Art Shoener’s arrival and KCS’ planned and existing international investments, we need Jerry’s many years of engineering and track experience to cover a broader spectrum.”

On December 15, 2004, KCS announced that it had reached an agreement with Grupo TMM, S.A. (TMM) that will ultimately result in KCS owning all of the shares of TFM entitled to full voting rights. TFM operates the rail corridor between Mexico City and the border at Laredo, Texas, where it links with the Tex-Mex. TFM also serves most of Mexico’s principal industrial cities and three of its major ports, including the rapidly expanding Pacific port of Lazaro Cardenas. Upon completion of the acquisition, KCSR, TMM and Tex-Mex will operate under KCS as the holding company, and comprise a seamless 6,000-mile rail network linking the commercial and industrial heartlands of the U.S. and Mexico, as well as interchanging with the Class I railroads serving North American shippers.

KCS also owns 50 percent of the voting control of the PCRC that operates passenger and freight service between the Atlantic and Pacific Oceans adjacent to the Panama Canal and traces its origins back to 1855. Panama Holdings, LLC, of Hazel Crest, Illinois owns the other 50 percent voting control of PCRC.

KCS is a transportation holding company that has railroad investments in the United States, Mexico and Panama. Its primary holding is The Kansas City Southern Railway Company. Headquartered in Kansas City, Missouri, KCS serves customers in the central and south central regions of the United States. KCS’ rail holdings and investments are primary components of a NAFTA Railway system that links the commercial and industrial centers of the United States, Canada and Mexico.

Included in this press release are certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs of KCS’ management as well as on assumptions made. Actual results could differ materially from those included in such forward-looking statements. Readers are cautioned that all forward-looking statements involve risks and uncertainty. For additional information relating to such risks and uncertainties, readers are urged to review KCS’ filings and submissions with the Securities and Exchange Commission under the Securities Act of 1934, as amended.

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